Exhibit 99.1

FOR IMMEDIATE RELEASE

Craig O. Morrison to Retire, Craig A. Rogerson Elected Chairman, CEO and President of Hexion Inc.

COLUMBUS, Ohio - (June 13, 2017) - Hexion Inc. (“Hexion” or the “Company”) today announced the planned retirement of Craig O. Morrison, Chairman, President and Chief Executive Officer of Hexion Inc. after more than twelve years of service and a distinguished career in the chemical and industrial industries.

Craig A. Rogerson has been elected Chairman, President and Chief Executive Officer of Hexion Inc. effective July 10, 2017. Mr. Rogerson is the former Chairman, President and Chief Executive Officer of Chemtura Corporation, a position he held from December 2008 until April 21, 2017. Prior to Chemtura, Mr. Rogerson had a 27 year career at Hercules Incorporated serving in various senior management roles including Chief Executive Officer and President from December 2003 until November 2008. Mr. Rogerson serves on the boards of PPL Corporation, the American Chemistry Council, the Society of Chemical Industry, and the Pancreatic Cancer Action Network. Mr. Rogerson holds a chemical engineering degree from Michigan State University (“MSU”) and also serves on the advisory board of the MSU Chemical Engineering & Materials Science College.

“We would like to thank Craig Morrison for his leadership, dedication and service to Hexion since its formation in 2005. Craig has built a leading global specialty chemical company and world-class management team and we wish him well in his retirement,” said Scott Kleinman, Lead Partner, Apollo Global Management. “In addition, we would also like to welcome Craig Rogerson to Hexion and believe he is uniquely qualified to serve as Chairman, President and Chief Executive Officer. Craig Rogerson is an outstanding leader with deep operating expertise and proven track record of successfully managing complex, global business portfolios.”

Mr. Morrison added: “I am pleased and grateful for my time at Hexion and the opportunity to build a leading global specialty chemicals company. Hexion is well-positioned for continued success and growth, and I am confident that Craig is the right person to lead Hexion into the future.”

“I am excited and honored to have been selected to lead Hexion,” said Mr. Rogerson. “I look forward to working with the dedicated team to drive growth and product innovation in close partnership with our valued customers and continuing to strategically optimize Hexion’s cost structure and business portfolio.”

About the Company
Based in Columbus, Ohio, Hexion Inc. is a global leader in thermoset resins. Hexion Inc. serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Inc. is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Hexion Inc. and its products is available at www.hexion.com.

Contact
Investors and Media:
John Kompa
614-225-2223
john.kompa@hexion.com